Exhibit 10.14

GENERAL GROWTH PROPERTIES, INC.

2013 Non-Employee Director Compensation

(Effective January 1, 2013)

Annual fee paid to:
All non-employee Directors, including Chairman	$175,000	(1)
Chairman	$25,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating & Governance Committee Chair	$10,000
Lead Director	N/A

Equity Awards
New Director Award	$75,000	(2)

(1)                                 Payable quarterly in arrears in cash and/or restricted stock in the proportion elected by each non-employee Director before the end of the prior calendar year.  The number of restricted shares to be issued pursuant to the 2010 Plan in payment of the portion of the annual fee to be paid in restricted stock shall be determined based on the closing price of the Corporation’s common stock on the first trading day of the calendar year, with such number of shares to be rounded to the nearest whole share.  The restricted stock will be granted at the beginning of the year, but will vest over the calendar year 25% on the last day of each calendar quarter.  A non-employee Director, other than those designated by a significant shareholder, must elect to receive at least 2/3 of his or her annual fee in the form of restricted stock if such Director does not meet the thresholds set forth in the Corporation’s Stock Ownership Guidelines for Non-Employee Directors.  If a Director is no longer a Director at the end of the calendar quarter, no cash payment for the quarter will be due to the Director and the restricted shares scheduled to vest as of the end of that quarter and thereafter will be forfeited.  If a non-employee Director joins the board mid-year, the entire amount of their annual fee for the remainder of the year shall be made in cash.

(2)                                 The New Director Award vests one-third on the grant date and one-third on each of the first and second anniversaries of the grant date, and shall be made by the Compensation Committee pursuant to the 2010 Plan as soon as practicable upon a non-employee Director’s initial election or appointment to the Board.  The number of shares to be issued in the New Director Award shall be determined based on the closing price of the Corporation’s common stock on the trading day on or after the grant date, with such number of shares to be rounded to the nearest whole share.